                                                                  Exhibit (g)(1)

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

-----------------------------------                       x
                                                          :
BRICKELL PARTNERS, on behalf of itself and all others     :
 similarly situated,                                      :
                                                          :
                    Plaintiff,                            :
                                                          :
             - against -                                  :
                                                          :
JEFFREY J. PROSSER, RICHARD N. GOODWIN, SALVATORE HUOIO,  : Civil Action No. 16415NC
 SIR SHRIDATH RAMPHAL, JOHN P. RAYNOR, JOHN G. VONDRAS,   :
 TERRENCE A. TODMAN and EMERGING COMMUNICATIONS, INC.,    :
                                                          :
                    Defendants.                           :
                                                          :
                                                          :
                                                          :
                                                          :
                                                          :
-----------------------------------                       x

                     SHAREHOLDER'S CLASS ACTION COMPLAINT
                     ------------------------------------

          Plaintiff, by its attorneys, alleges upon personal knowledge with respect to paragraph 3, and upon information and belief as to all other allegations herein, as follows:

                             NATURE OF THE ACTION
                             --------------------

          1. This is a class action on behalf of the public stockholders of Emerging Communications, Inc. ("EMC" or the "Company") for injunctive and other appropriate relief in connection with the proposed acquisition of the publicly owned shares of EMC common stock by its majority shareholder, defendant Jeffrey
J. Prosser ("Prosser"), through his wholly owned company Innovative Communication Co. LLC ("Innovative").
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                                      -2-



                                  THE PARTIES
                                  -----------

          2. Plaintiff has been the owner of the common stock of the Company since prior to the transaction herein complained of and continuously to date.

          3. EMC is a corporation duly organized and existing under the laws of the State of Delaware. EMC is based in St. Croix, United States Virgin Islands.

          4. Defendant Prosser is Chairman of the Board and Chief Executive Officer of the Company. Defendant Prosser owns approximately 52% of EMC's outstanding common stock.

          5. Defendants Richard N. Goodwin, Salvatore Huoio, Sir Shridath Ramphal, John P. Raynor, John G. Vondras, and Terrence A. Todman are the other directors of EMC, all of whom have been selected by defendant Prosser and are beholden to him for their offices and the perquisites therefrom. These defendants are in a fiduciary relationship with plaintiff and the other public stockholders of EMC and owe them the highest obligations of good faith and fair dealing.

          6. Defendant Prosser, through his 52% ownership of EMC's common stock, controls EMC. As a director, officer and controlling shareholder, defendant Prosser is in a fiduciary relationship with plaintiff and the other public stockholders of EMC and owes them the highest obligations of good faith and fair dealing.

                           CLASS ACTION ALLEGATIONS
                           ------------------------

          7. Plaintiff brings this action on its own behalf and as a class action pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all EMC stockholders (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

          8.  This action is properly maintainable as a class action because:

          a. The class is so numerous that joinder of all Class members is impracticable. There are approximately 10,900,000 shares of EMC common stock outstanding owned by hundreds, if not thousands, of record and beneficial owners.

          b. There are questions of law and fact which are common to the class including, inter alia, the following: (i) whether the individual defendants
           ----- ----
have breached their fiduciary and other common law duties owed to them by plaintiff and the members of the class; (ii) whether the proposed transaction, hereinafter described, is lacking in entire fairness; and (iii) whether the class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.

          c. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of other members of the class and plaintiff has the same interests as the other members of the class. Accordingly, plaintiff will fairly and adequately represent the class.

          d. The prosecution of separate actions by individual members of the class would create a risk of inconsistent or varying adjudications with respect to individual members of the class and establish incompatible standards of conduct for the party opposing the class.

          e. Defendants have acted and are about to act on grounds generally applicable to the class, thereby making appropriate final injunctive relief with respect to the class as a whole.

                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

          9. On May 29, 1998, it was announced that defendant Prosser, through his wholly-owned company Innovative, proposed to acquire all EMC shares he does not already own for $9.125 per share.

          10. The price of $9.125 per share to be paid to the class members is unfair and inadequate because, among other things: (a) the intrinsic value of the stock of EMC is materially in excess of $9.125 per share, giving due consideration to the prospects for growth and profitability of EMC in light of its business, earnings and earnings power, present and future; (b) the $9.125 per share price offers an inadequate premium to the public stockholders of EMC; and (c) the $9.125 per share price is not the result of arm's length negotiations but was fixed arbitrarily by defendant Prosser to "cap" the market price of EMC stock, as part of the plan of defendant Prosser to obtain complete ownership of EMC, its assets and businesses at the lowest possible price.

          11. The proposed transaction serves no legitimate business purpose of EMC but rather is an attempt by defendant Prosser to benefit himself unfairly at the expense of EMC's public stockholders. The proposed transaction will, for inadequate consideration, deny plaintiff and the other members of the class their right to share proportionately in the future success of EMC and its valuable assets, while permitting defendant Prosser to reap huge benefits.

          12. By reason of the foregoing acts, practices and course of conduct, defendant Prosser has breached and will breach his duty as controlling stockholder of EMC by engaging in improper overreaching in attempting to carry out the proposed transaction.

          13. The other defendants are not independent of defendant Prosser and cannot fulfill their duty of loyalty to EMC and its public stockholders.
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                                      -5-

          14. Plaintiff and the class will suffer irreparable damage unless defendants are enjoined from breaching their fiduciary duties and from carrying out the aforesaid plan to enrich defendant Prosser at the expense of class members.

          15.  Plaintiff has no adequate remedy at law.

          WHEREFORE, plaintiff demands judgment as follows:

          A.  declaring this to be a proper class action;

          B. enjoining, preliminarily and permanently, the proposed transaction;

          C. to the extent, if any, that the transaction complained of is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding rescissory damages to the class;

          D. directing that defendants account to plaintiff and the class for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct;

          E. awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

          F. granting such other and further relief as the Court deems appropriate.

                         ROSENTHAL, MONHAIT, GROSS &
                          GODDESS, P.A.

                         By:
                              ----------------------------------
                              Suite 1401, Mellon Bank Center
                              P.O. Box 1070
                              Wilmington, Delaware  19801
                              (302) 656-4433
                              Attorneys for Plaintiff
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                                      -6-

OF COUNSEL:

FARUQI & FARUQI, LLP
415 Madison Avenue
New York, New York  10017
(212) 986-1074
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                                      -7-

WECHSLER HARWOOD HALEBIAN
& FEFFER
488 Madison Avenue, 8th Floor
New York, New York  10022
(212) 935-7400